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                                                                    Exhibit 10.2

                            EQUISTAR CHEMICALS, LP
                                  BONUS PLAN

              (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001)


         Equistar Chemicals, LP (the "Company") has established a Bonus Plan (the "Plan"), and hereby amends and restates the Plan effective as of January 1, 2001, in order to:

    . Focus Participants on key measures of value creation for the Company's partners and on operating measures that lead to the creation of value.

    . Provide significant upside and downside award potential commensurate with Company value creation.

    . Encourage a long-term management perspective and reward for sustained long-term performance.

    . Enhance the ability of the Company to attract and retain highly talented and competent individuals.

    .    Reinforce a team orientation among top management.

The Plan, as hereby amended and restated, shall apply to all payments made after January 1, 2001, with respect to Awards granted prior to or after that date.

         1.   DEFINITIONS

    Affiliate: Affiliate means (i) any Subsidiary, (ii) Lyondell Chemical Company, Millennium Chemicals Inc. or Occidental Petroleum Corporation, as long as such entity owns directly or indirectly equity interests in the Company, or
(iii) LYONDELL-CITGO Refining, LP., as long as Lyondell Chemical Company owns directly or indirectly equity interests in the Company.

    Award: The amount payable under this Plan as determined by the Committee according to the performance of the Company during the Plan Year.

    Award Percentage: The percentage of the Participant's Base Salary payable as a result of the Company's performance during the Plan Year, calculated in accordance with Section 7(a).

    Base Salary. A Participant's annual base salary in effect on the last day of the Plan Year.

    Code: The United States Internal Revenue Code of 1986, as amended from time to time.

    Committee: means the Compensation Committee of the Company's Partnership Governance Committee or any person or persons appointed by the Partnership Governance Committee to administer the Plan.
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    Disability: A permanent and total disability as defined in the Company's long-term disability plan, if any, in which the Participant is eligible to participate.

    EBITDA: The Company's Earnings for the Plan Year before interest, taxes, depreciation and amortization.

    EVA: EVA is the economic value added as measured by the Company's cash flow relative to the return that debt and equity holders expect to receive on the Company's capital. Annual EVA is the difference between (i) cash generated by Company operations and (ii) the sum of the Company's debt and equity capital, multiplied by a factor representing investors' expected rate of return on that capital, as calculated under the formula in Schedule A.

    Financial Measures: EVA, EBITDA and other objective measures of the Company's financial and operational performance utilized by the Committee to evaluate the Company's performance over the Plan Year.

    Par Value:  The base value of the Participant's Long-Term Award.

    Participant: An employee selected by the Committee to receive an opportunity to earn an Award pursuant to the Plan.

    Performance Percentage: The percentage designated by the Committee to reflect the extent to which the Company attains its goals with respect to the Financial Measures.

    Plan Year:  The period from January 1 until December 31.

    Retirement: A termination of employment initiated voluntarily by the Participant (i) on or after age 65 or (ii) on or after age 55 with 10 years of participation service as credited under the Company's qualified defined benefit pension plan in which the Participant is eligible to participate.

    Subsidiary: Subsidiary means (i) any corporation, limited liability company or similar entity of which the Company directly or indirectly owns equity interests representing more than 50% of the voting power of all classes of equity interests of such entity which have the right to vote generally on matters submitted to a vote of the equity owners of such entity, or (ii) any other entity in which the Company has an equity ownership interest of at least 25%, so long as such entity is designated by the Committee as a Subsidiary for purposes of this Plan.

    Target Bonus Percentage: A percentage of the Participant's salary determined by the Committee at the beginning of the Plan Year.

    Waiver and Release: The legal document in which the Participant (or the executor or administrator of the Participant's estate in the event of death), in exchange for amounts payable pursuant to Awards hereunder due to death, Disability or Retirement, releases the Company and its Affiliates, their directors, officers, employees and agents, their employee benefit plans, and the

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fiduciaries and agents of said plans from liability and damages in any way related to the Participant's employment with or separation from the Company or an Affiliate. The Waiver and Release must be executed within 60 days after termination due to Disability or Retirement, or 180 days after termination due to death.

         2.   ADMINISTRATION.

         The Plan is administered by the Committee. All decisions of the Committee shall be binding and conclusive on the Participants. Subject to the provisions of the Plan, the Committee shall have the authority to:

         (a)  Select the Participants;

         (b) Determine the Financial Measures and Performance Percentage for each Plan Year, and the Target Bonus Percentage and Award Percentage for each Participant;

         (c)  Determine the amounts payable pursuant to Awards; and

         (d) Establish from time to time policies and procedures for the administration of the Plan, interpret the Plan, and make all determinations necessary or advisable for the administration of the Plan.

         3. PARTICIPATION. Participants are selected by the Committee. No employee shall at any time have the right (a) to be selected as a Participant,
(b) if so selected, to be entitled to an Award except under the specific terms set forth in the Plan, or (c) if selected as a Participant in this Plan Year, to be selected as a Participant in any subsequent plan year. Participants will be notified in writing of their selection as Participants.

         4.   TARGET BONUS PERCENTAGE.

         (a) The Committee will assign each Participant a Target Bonus Percentage for the Plan Year, based on the position level of each Participant and other considerations as the Committee deems appropriate. The Target Bonus Percentage will be assigned within 90 days after the beginning of the Plan Year, unless the Participant was not an employee on the first day of the Plan Year.

         (b) An employee who becomes a Participant after the first day of the Plan Year will be assigned a Target Bonus Percentage, and will be eligible for an Award in the manner calculated pursuant to Section 8, but unless otherwise determined by the Committee, such Award shall be prorated to reflect the number of days in the Plan Year in which such individual was a Participant.

         5. FINANCIAL MEASURES. Within 90 days after the beginning of the Plan Year, the Committee will establish one or more objective performance goals for the Plan Year with respect to the Financial Measures.


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         6.   PERFORMANCE PERCENTAGE.  Within 90 days after the beginning of the
Plan Year, the Committee will establish an objective methodology for determining the Performance Percentage that will correspond with attained levels of performance under the Financial Measures. Within 90 days following the end of the Plan Year, the Committee will certify the Performance Percentage reached for the Plan Year.

         7.   CALCULATION OF AWARDS.

         (a) Each Participant's Award Percentage for the Plan Year will be determined by multiplying the Participant's Target Bonus Percentage by the Performance Percentage.

         (b) Each Participant's Award payable for the Plan Year will be determined by multiplying the Participant's Award Percentage by his or her Base Salary.

         8.   PAYMENT OF AWARDS.

         The Committee has sole and absolute authority and discretion to determine the time and manner in which Awards, if any, shall be paid under this Plan. The determination of the Committee, which shall be binding and conclusive on any Participant, shall be communicated in writing to each Participant. Generally, however, the following provisions apply:

         (a) Form of Payment: Awards under the Plan are paid in the form of an annual cash payment (the "Annual Award") and a long-term payout (the "Long-Term Award"). The Long-Term Award shall become outstanding upon payment of the Annual Award and shall vest and become payable over three years at one-third each year, subject to the adjustment in Subsection (c) below, commencing on or before March 15 of the following year (or such earlier date as shall be determined by the Committee). Payments will be paid in cash subject to adjustments for such federal, state or local taxes and other deductions, if any, as may be in effect at the time of payment.

         (b) Timing of Payment of Annual Awards: Annual Awards will be paid within 90 days after the close of the Plan Year. Notwithstanding the foregoing, a Participant may elect to defer amounts payable pursuant to an Award under the terms of any deferred compensation plan in which he or she is eligible to participate.

         (c) Timing of Payment of Long-Term Awards: Long-Term Awards will be paid in three annual installments, beginning approximately one year after the payment of the Annual Award. Amounts payable under the Long-Term Awards may be adjusted downward by up to 20% annually and may be adjusted upward by any amount, in the discretion of the Committee, based on the results of EBITDA, EVA or other Financial Measures determined by the Committee during the payment period. The Committee retains full discretion to determine whether any adjustments will be made based on Financial Measures, and this discretion is in addition to the general discretion retained by the Committee in Subsection (d).

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         (d)  Termination, Death or Disability:  Except as indicated below and in Section 9, Annual Awards will be paid only to Participants who are actually employed by and are on the payroll of the Company or an Affiliate on the last day of the Plan Year, and Long-Term Awards will be paid only to Participants who are actually employed by and are on the payroll of the Company or an Affiliate on the date payments are made. If a Participant is not employed by and on the payroll of the Company or a Subsidiary on the last day of the Plan Year (in the case of Annual Awards) or on the date payments are made (in the case of Long-Term Awards), no Award shall be paid to such Participant prior to receipt by the Company of evidence acceptable to the Company that the Participant is eligible to receive payment of an Award under this Section 8(d).

              (1) A Participant whose employment terminates for any reason other than the circumstances described in Subsection (d)(2) or (3) prior to the last day of the Plan Year (in the case of Annual Awards) or prior to the date payments are made (in the case of Long-Term Awards), shall forfeit any and all applicable Awards.

              (2) Those Participants whose employment terminates due to death, Disability or Retirement prior to the end of the Plan Year will, upon timely execution of a Waiver and Release, be paid a pro-rata portion of their Annual Award based on the number of days in the Plan Year prior to their date of termination. Such prorated payments will be made at the time and in the form that all payments are normally made to all other Participants. Those Participants whose employment terminates due to death, Disability or Retirement after the end of the Plan Year but prior to the date of payment of such Annual Award will, upon timely execution of a Waiver and Release, receive the full amount of such Annual Award to which they would otherwise be entitled. Such payments shall be made at the time and in the form that all Annual Award payments are normally made to all other Participants.

              (3) Those Participants whose employment terminates due to death, Disability or Retirement will, upon timely execution of a Waiver and Release, be paid the remaining installments of any outstanding Long-Term Awards at Par Value. Such payments will be made as soon as practicable after the date of termination and shall be made without the adjustment of Subsection (c) above.

              (4) If at any time during the Plan Year, a Participant commences employment with any Affiliate that is not a member of a controlled group of corporations with the Company (within the meaning of Section 414(b) of the Code), the Participant's Annual Award shall be pro-rated based upon the number of days in the Plan Year prior to commencement of employment with the Affiliate. Such payments shall be made at the time and in the form that all payments are normally made to all other Participants.

              (5) If a Participant's employment terminates because of death, the Participant's beneficiary or beneficiaries, designated by the Participant for purposes of this Plan in the manner prescribed by the Committee, or if there is no such designation, under the Company's group life insurance plan in which the Participant

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         is eligible to participate, or in the absence of any such beneficiary, the Participant's surviving spouse, or if there is no surviving spouse, the personal representative of such Participant's estate will, upon timely execution of a Waiver and Release by the executor or administrator of the Participant's estate, be entitled to receive the Award to which the Participant was entitled under this Section 8(d).

              (6) Notwithstanding any provision in this Section 8 (other than Section 8(d)(4)) or any other provision of the Plan to the contrary, for purposes of determining whether a Participant has terminated employment hereunder, "employment" means employment as an employee with the Company or any Affiliate. Neither the transfer of the Participant from employment by the Company to employment by any Affiliate, the transfer of the Participant from employment by any Affiliate to employment by the Company, nor the transfer of the Participant between Affiliates shall be deemed to be a termination of employment of the Participant. Moreover, the employment of a Participant shall not be deemed to have been terminated because of his absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence, granted by the Company for reasons of professional advancement, education, health or government service, or during military leave for any period if the Participant returns to active employment within 90 days after the termination of his military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement.

              (7) Notwithstanding any other provision of the Plan, the Committee, in its sole discretion, may permit continued participation, pro-ration or early distribution with respect to Awards that would otherwise be forfeited pursuant to the terms of the Plan.

         9. ASSIGNMENTS AND TRANSFERS. A Participant shall not assign, encumber or transfer his rights and interests under the Plan, other than pursuant to a marital settlement agreement or similar domestic relations agreement, decree or order, and any attempt to do so shall render those rights and interests null and void.

         10. FINALITY OF DETERMINATIONS. Any determination by the Company or the Committee in carrying out or administering this Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

         11. EMPLOYEE RIGHTS UNDER THE PLAN. Neither the Plan nor any action taken thereunder shall be construed as giving an employee any right to be retained in the employ of the Company or an Affiliate. No Participant shall have any lien on any assets of the Company or an Affiliate by reason of any Award under this Plan.

         12. AMENDMENT, SUSPENSION OR TERMINATION. The Committee may amend, suspend or terminate the Plan in whole or in part at any time.

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                                                          EQUISTAR CHEMICALS, LP